Exhibit 10.5

LAS VEGAS RAILWAY EXPRESS, INC. PROPOSED TERM SHEET

CONVERTIBLE NOTE

Issuer	LAS VEGAS RAILWAY EXPRESS INC., (the ''Company").

Instrument	$68,000.00 Convertible Debenture due nine (9) months after issuance (the "Note").

Interest	8% per annum.

Conversion
At any time during the period beginning on the date which is oneHundred eighty (180) days following the date of the Note and ending on the complete satisfaction of the Note (by payment or conversion), the Note is convertible into shares of common stock of the Company ("Common Stock"). The conversion price (the "Conversion Price") shall equal the Variable Conversion Price (as defined herein subject to equitable adjustments for stock splits, stock dividends or rights offerings by the Company relating to the Company's securities or the securities of any subsidiary of the Company, combinations, recapitalization, reclassifications, extraordinary distributions and similar events). The "Variable Conversion Price" shall mean 61% multiplied by the Market Price (as defined herein) (representing a discount rate of 39%). "Market Price" means the average of the lowest three (3) Trading Prices (as defined below) for the Common Stock during the ten (10) trading day period ending one trading day prior to the date the Conversion Notice is sent by the Holder to the Company via facsimile (the "Conversion Date"). "Trading Price" means, for any security as of any date, the closing bid price on the Over-the- Counter Bulletin Board, or applicable trading market (the "OTCBB"). The investor will be limited to convert no more than 4.99% of the issued and outstanding Common Stock at time of conversion at any one time.

Default	For default events the Note is immediately due and payable. The minimum amount due is 150% x (outstanding principal + unpaid interest). Investor can request payment in shares.

Prepayment
At any time for the period beginning on the date of the Note   andending on the date which is thirty (30) days following the date of the Note, the Note may be prepaid by the Company upon payment to the investor of an amount equal to the outstanding principal amount of the Note multiplied by 110% together with accrued and unpaid interest thereon. At any time for the period beginning on the thirty first (31) day from the date of the Note and ending on the date which is sixty (60) days following the date of the Note, may be prepaid by the Company upon payment to the investor of an amount equal to the outstanding principal amount of the Note multiplied by 115% together with accrued and unpaid interest thereon. At any time during the period beginning on the sixty first (61) day from the date of the Note and ending on the date which is ninety (90) days following the date of this Note, the company may prepay the Note to the investor upon payment of an amount equal to the outstanding principal amount of the Note multiplied by 120% together with accrued and unpaid interest thereon. At any time during the period beginning on the date which is ninety one (91) Days from the date of the Note and ending on the one hundred twentieth (120) day following the date of this Note, the company may prepay the Note to the investor upon payment of an amount equal to the outstanding principal amount of the Note multiplied by 125% together with accrued and unpaid interest thereon . At any time during the period beginning on the date which is one hundred twenty one (121) days from the date of the Note and ending on the one hundred fiftieth (150) day following the date of this Note, the company may prepay the Note to the investor upon payment of an amount equal to the outstanding principal amount of the Note multiplied by 130% together with accrued and unpaid interest thereon. At any time during the period beginning on the date which is one hundred fifty one (151) days from the date of the Note and ending on the one hundred eightieth (l80) days following the date of this Note, the company may prepay the Note to the investor upon payment of an amount equal to the outstanding principal amount of the Note multiplied by 135% together with accrued and unpaid interest thereon. After the expiration of one hundred eighty (180) days following the date of the Note, the company shall have no right of prepayment.

Additional Costs/Fees	The sum of $3,000 to be paid by the Company to investor's counsel for the preparation of documentation related to the proposed transaction which sum shall be paid upon signing the definitive investment agreements, and will be deducted from the gross proceeds of the loan.

Documentation	The definitive documentation shall contain such additional prov1s1ons, including without limitation representations, warranties, covenants, agreements and remedies, as the investor may reasonably request. Documents may include some or all of the following:

-Convertible Note Instrument
-Convertible Note Purchase Agreement
-Irrevocable Transfer Agent Instructions
-Instructions and Authorization to Transfer Agent
-Officer's Certificate
-Board Resolutions

Confidentiality	The Company and all of their control persons, agree that it will not disclose, and will not include in any public announcement, the name of the investor, unless expressly agreed to by the investor or unless and until such disclosure is required by law or applicable regulation, and then only to the extent of such requirement.

Legal Fees and Expenses	The Company and the investor shall each bear their own legal and other expenses with respect to the proposed financing, except as stated above.

Governing Law and Jurisdiction	New York law, New York Courts (Nassau County).

Closing Date	On or about March 21, 2014. This term sheet expires at 5 PM, March 19, 2014.

This proposed preliminary term sheet constitutes an indication of interest for discussion purposes and preparation of definitive agreements only, and is not binding until and unless definitive agreements are executed by the parties.

Accepted and Agreed

LAS VEGAS RAILWAY EXPRESS, INC.

By: /s/Michael Barron
Name: Michael Barron
Title: CEO